UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2016

e.l.f. Beauty, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37873	46-4464131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

570 10th Street

Oakland, CA 94607

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 778-7787

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Senior Secured Credit Facility

Overview

On December 23, 2016, e.l.f. Beauty, Inc. (the “Company”), as parent guarantor, and e.l.f. Cosmetics, Inc., JA 139 Fulton Street Corp., JA 741 Retail Corp., JA Cosmetics Retail, Inc., J.A. RF, LLC and J.A. Cherry Hill, LLC, each as a borrower, entered into a senior secured credit agreement (together with related loan and security documents, the “Senior Secured Credit Facility”) with Bank of Montreal, as the administrative agent, swingline lender and l/c issuer and the lenders from time to time party thereto, which provided a $165 million term loan facility (the “Term Loan Facility”) and a $35 million revolving credit facility (the “Revolving Credit Facility”). The proceeds from the Term Loan Facility were used to refinance the debt of e.l.f. Cosmetics, Inc., JA 139 Fulton Street Corp., JA 741 Retail Corp., JA Cosmetics Retail, Inc., J.A. RF, LLC and J.A. Cherry Hill, LLC (which debt is guaranteed by the Company); pay related fees, costs and expenses; fund working capital; and for general corporate purposes. The borrowers, together with the Company and the subsidiary guarantors party thereto, are loan parties under the Senior Secured Credit Facility.

As of December 23, 2016, there were borrowings of $0 and undrawn letters of credit outstanding in an amount of $462,579.17 under the Revolving Credit Facility and $165 million of borrowings outstanding under the Term Loan Facility.

Interest rate and fees

Borrowings under both the Term Loan Facility and the Revolving Credit Facility bear interest, at the borrowers’ option, at either (i) a rate per annum equal to an adjusted LIBOR rate determined by reference to the cost of funds for U.S. dollar deposits for the applicable interest period (subject to a minimum floor of 0%) plus an applicable margin ranging from 2.00% to 3.50% based on the Company’s consolidated total net leverage ratio or (ii) a floating base rate plus an applicable margin ranging from 1.00% to 2.50% based on the Company’s consolidated total net leverage ratio. At closing, the applicable margin for both the Revolving Credit Facility and the Term Loan Facility was 3.50% for the adjusted LIBOR rate and 2.50% for the floating base rate.

Interest on borrowings under the Senior Secured Credit Facility is payable (i) on the last day of any interest period with respect to LIBOR borrowing with an applicable interest period of three months or less, (ii) every three months with respect to LIBOR borrowings with an interest period of greater than three months or (iii) on the last business day of each March, June, September and December with respect to base rate borrowings. In addition, the Senior Secured Credit Facility requires payment of an unused fee ranging from 0.35% to 0.25% (based on the Company’s consolidated total net leverage ratio) times the average daily amount of unutilized commitments under the Revolving Credit Facility. At closing, the unused line fee was 0.35%. The unused fee is payable on the last day of each quarter. The borrowers are also required to pay customary letter of credit fees and an annual administrative agent fee.

Prepayments

The Senior Secured Credit Facility requires prepayment of outstanding loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if the Company’s consolidated total net leverage ratio is less than or equal to 3.50:1.00 but greater than 3.00:1.00 and 0% if the Company’s consolidated total net leverage ratio is less than or equal to 3.00:1.00, in each case as determined as of the last day of the applicable fiscal year and subject to certain reductions) of the Company’s annual excess cash flow (defined as EBITDA less certain customary deductions including, without limitation, unfinanced capital expenditures, fees and expenses under loan documents, insurance proceeds and others);

•	100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the loan parties and their respective subsidiaries (including insurance and condemnation proceeds, subject to de minimis thresholds), subject to customary reinvestment rights; and

•	100% of the net proceeds of any issuance or incurrence of debt by the loan parties or any of their respective subsidiaries, other than debt permitted under the Senior Secured Credit Facility.

The foregoing mandatory prepayments are used to first reduce the principal installments of the Term Loan Facility (prepaying the then-next four principal installments in direct order of maturity, then pro rata to the remaining principal installments), second, to the Revolving Credit Facility (without a corresponding reduction in the revolving credit commitment) and third, to cash collateralize the remaining l/c obligations.

The Company may voluntarily repay outstanding loans under the Senior Secured Credit Facility at any time without premium or penalty.

Amortization

Amortization installment payments on the Term Loan Facility are required to be made in quarterly installments of (i) $2,062,500 for fiscal quarters ending March 31, 2017 through December 31, 2018, (ii) $2,475,000 for fiscal quarters ending March 31, 2019 through December 31, 2019, (iii) $3,093,750 for fiscal quarters ending March 31, 2020 through December 31, 2020 and (iv) $4,125,000 for fiscal quarters ending March 31, 2021 through September 30, 2021. The remaining outstanding amount will be due and payable on December 23, 2021, the maturity date for the Term Loan Facility. Principal amounts outstanding under the Revolving Credit Facility will be due and payable in full on December 23, 2021, the maturity date for the Revolving Credit Facility.

Guarantee and security

All obligations under the Senior Secured Credit Facility are unconditionally guaranteed by the Company and, subject to certain exceptions, each of the Company’s current and future domestic subsidiaries. All obligations under the Senior Secured Credit Facility, and the guarantees of those obligations, are secured by substantially all of the following assets of the each borrower and guarantor, subject to certain exceptions, including:

•	a pledge of 100% of the capital stock of each of the borrowers and 100% of the equity interests directly held by each borrower and guarantor in any subsidiary of the borrower or guarantor (which pledge, in the case of any (i) non-U.S. subsidiary of a U.S. subsidiary or (ii) certain excluded U.S. subsidiaries, will not include more than 65% of the voting stock of such subsidiary), subject to certain exceptions; and

•	a security interest in substantially all tangible and intangible assets (including intellectual property) of each borrower and guarantor, subject to certain exceptions.

Certain covenants and events of default

The Senior Secured Credit Facility contains a number of covenants that, among other things, restrict the ability of the loan parties and their respective subsidiaries to (subject to certain exceptions):

•	incur additional indebtedness or issue preferred stock;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell or otherwise dispose of assets;

•	pay dividends and distributions or repurchase the Company’s capital stock;

•	make investments, loans or advances;

•	repay certain subordinated indebtedness;

•	make certain acquisitions;

•	engage in certain transactions with affiliates;

•	amend material agreements governing subordinated indebtedness; and

•	change the line of business.

The Senior Secured Credit Facility also contains customary representations and warranties, affirmative covenants, notice provisions and events of default, including a change of control.

The Senior Secured Credit Facility includes quarterly maintenance covenants that require maintenance of (a) a certain consolidated total net leverage ratio of not more than 4.25 to 1.00 with gradual step-downs over the life of the Senior Secured Credit Facility, ultimately reaching a level of to 2.75 to 1.00 for fiscal quarters ending on or after September 30, 2020 and (b) a fixed charge coverage ratio of not less than 1.15 to 1.00. Each of the quarterly maintenance covenants will be first tested as of the fiscal quarter ending March 31, 2017. The availability of certain baskets and the ability to enter into certain transactions (including the ability of the Company to pay dividends to its stockholders) may also be subject to compliance with such leverage ratios and other limitations.

The foregoing description of the Senior Secured Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Senior Secured Credit Facility, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Amendment No. 1 to Amended and Restated Stockholders Agreement

On December 23, 2016, the Company and TPG elf Holdings, L.P., a Delaware limited partnership (“TPG”), entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated Stockholders Agreement, dated as of September 21, 2016, by and among the Company, TPG and other security holders of the Company party thereto (the “Stockholders Agreement”). TPG is the registered holder of approximately 43% of the outstanding shares of common stock of the Company and may be deemed to have beneficial ownership of additional shares under the Stockholders Agreement, as amended by the Amendment.

The Amendment amends the Stockholders Agreement to remove the requirement that each party to the Stockholders Agreement who is an employee, consultant or director of the Company or its subsidiaries and related trusts vote their shares of Company stock in accordance with the voting provisions set forth in the Stockholders Agreement, and to exclude such parties from the irrevocable proxy set forth in the Stockholders Agreement, provided that Tarang P. Amin and related trusts will remain subject to the irrevocable proxy with respect to 5,400,634 shares of common stock of the Company owned by Tarang P. Amin and related trusts immediately prior to the effectiveness of the registration statement on Form S-1 in connection with the initial public offering of shares of common stock of the Company.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.2 hereto, and the Stockholders Agreement, which is filed as Exhibit 4.1 to the Company’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2016 filed with the Securities and Exchange Commission on November 14, 2016, each of which is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the entry into the Senior Secured Credit Facility described under Item 1.01 above, the proceeds from the Term Loan Facility were used to refinance the debt of e.l.f. Cosmetics, Inc., JA 139 Fulton Street Corp., JA 741 Retail Corp., JA Cosmetics Retail, Inc., J.A. RF, LLC and J.A. Cherry Hill, LLC, and the Credit Agreement, dated as of January 31, 2014, by and among the Company, Bank of Montreal, as administrative agent, swingline lender and l/c issuer, and the other parties thereto, as amended to date, and the ancillary loan documents in connection therewith, were terminated on December 23, 2016.

Item 9.01	Financial Statements and Exhibits.

Reference is made to the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

e.l.f. Beauty, Inc.

Date: December 28, 2016	By:	/s/ Scott K. Milsten
Scott K. Milsten
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Senior Secured Credit Agreement, dated as of December 23, 2016, by and among the Company as parent guarantor, e.l.f. Cosmetics, Inc., JA 139 Fulton Street Corp., JA 741 Retail Corp., JA Cosmetics Retail, Inc., J.A. RF, LLC and J.A. Cherry Hill, LLC, each as a borrower, and Bank of Montreal, as the administrative agent, swingline lender and l/c issuer

10.2	Amendment No. 1, dated as of December 23, 2016, between the Company and TPG elf Holdings, L.P., to the Amended and Restated Stockholders Agreement, dated as of September 21, 2016, by and among the Company, TPG and other security holders of the Company party thereto